Exhibit 5.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

August 20, 2019

Diffusion Pharmaceuticals Inc. 1317 Carlton Avenue, Suite 200 Charlottesville, VA 22902

Re:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have acted as counsel to Diffusion Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 135,049 shares of its common stock, par value $0.001 per share (the “Shares”), issuable under the Diffusion Pharmaceuticals Inc. 2015 Equity Incentive Plan, as amended (the “Plan”).

This opinion (the “Opinion”) is being furnished to the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the Shares.

In connection with this Opinion, we have examined originals or copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of: (i) the Plan; (ii) the Company’s Certificate of Incorporation, as amended (the “Charter”); (iii) the Bylaws of the Company, as amended; and (iv) resolutions approving the corporate action of the Company authorizing the issuance and sale of the Shares.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of parties (other than the Company) to all documents.

In rendering the opinion expressed below, we have assumed that prior to the issuance of any of the Shares, there will exist under the Charter the requisite number of authorized but unissued shares of common stock. In addition, we have assumed (i) the resolutions authorizing the Company to issue the Shares in accordance with the terms and conditions of the Plan will remain in effect and unchanged at all times during which the Shares are issued by the Company, and (ii) the Registration Statement, and any amendments thereto, at the time of issuance of the Shares, will continue to be effective under the Securities Act.

Diffusion Pharmaceuticals Inc. August 20, 2019 Page

Subject to the foregoing and the other matters set forth herein, it is our opinion that when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holder and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Plan, assuming in each case that the individual issuances, grants or awards under the Plan are duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing Opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP